Exhibit 4.25

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENT OF THE ACT AND SUCH LAWS. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE SECURITIES OFFERED HEREBY CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT, AND/OR THE LAWS OF CERTAIN STATES, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE HOLDER HAS PROVIDED SELLER WITH A LEGAL OPINION ACCEPTABLE TO SELLER TO THAT EFFECT.

                              --------------------

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement") is made as of October ____, 1998, by and between PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("Seller"), and ______________________________________ (Purchaser").

                                    RECITALS

     A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, shares of the common stock, par value $.001 per share, of Seller (the "Common Stock"), pursuant to the terms and conditions of this Agreement and in reliance on Rule 506 under Regulation D ("Regulation D") promulgated under the United States Securities Act of 1933, as amended (the "Securities Act").

     B. The shares subject to this Agreement have not been registered under the Securities Act, or under the state securities laws of any state of the United States.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, the parties agree as follows:

                                    Article 1
                                Purchase and Sale

     1.1 Purchase of Common Stock. On the terms and subject to the conditions contained in this Agreement, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase from Seller ______________ shares of Common Stock (the "Purchased Stock").

     1.2 Purchase Price. Purchaser shall pay to Seller a per share purchase price of U.S. $_______, for a total purchase price of U.S. $__________________ for the Purchased Stock (the "Purchase Price"). Purchaser shall pay Seller the Purchase Price by wire transfer in United States funds at Closing to:

         ACCOUNT NAME:            Stoel Rives LLP
                                  Lawyers Trust Account

         BANK:                    Key Bank

         BRANCH:                  Private Banking
                                  Gateway Tower 38th Floor
                                  700 Fifth Avenue
                                  Seattle, WA  98104
                                  (206) 689-5911

         ABA ROUTING #:           125000574

         ACCOUNT #:               472501011440

         CONTACT:                 Kristine Edgell (206) 689-8738
                                  Stoel Rives Accounting Department

     1.3 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall be held on such date and at such time on or before October 30, 1998, as the parties may agree, unless such date is extended by agreement of the parties (the "Closing Date"). On the Closing Date, Seller will cause its transfer agent to prepare a certificate or certificates representing the Purchased Stock, which certificate(s) shall be delivered to Purchaser at an address identified by Purchaser.

     1.4 Registration. Seller agrees to use its best efforts to file a registration statement with the U.S. Securities and Exchange Commission within 180 days after the Closing Date to register the resale of the Purchased Stock by Purchaser. Purchaser agrees to provide Seller in a timely manner any information required to be provided by Purchaser in connection with the filing of the registration statement.

                                    Article 2
               Representations, Warranties and Covenants of Seller

     To induce Purchaser's execution of this Agreement and consummation of the transaction contemplated by this Agreement, Seller represents, warrants and covenants as follows:

     2.1 Corporate Organization; Authorization. Seller is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Washington and has full corporate power and corporate authority to enter into this Agreement and to issue and sell the Purchased Stock. This Agreement has been duly authorized, executed, and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms.

     2.2 Capital Stock. Seller has authorized capital stock consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of October 20, 1998, Seller had outstanding 15,986,232 shares of Common Stock and 170,000 shares of Series B Convertible Preferred Stock.

     2.3 Reporting Compliance. Seller's Common Stock is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Seller has filed all materials required to be filed pursuant to
Section 13(a) or 15(d) of the Exchange Act for a period of at least 12 months immediately preceding the date of this Agreement.

     2.4 Information. Seller has instructed its placement agent, Marcel Huber, to deliver to Purchaser copies of Seller's Annual Report on Form 10-K for Seller's fiscal year ended May 31, 1998 and Seller's Quarterly Report on Form 10-Q for the quarter ended August 31, 1998 (the "Offering Materials"). The information concerning Seller set forth in this Agreement and the Offering Materials is, as of the date thereof, complete and accurate in all material respects and, to the best of Seller's knowledge, does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Upon request, Seller shall provide to Purchaser any additional reports filed with the SEC after the date of this Agreement but prior to the Closing Date.

     2.5 Characteristics of the Shares. The Purchased Stock, when issued and delivered to Purchaser, will be duly and validly authorized and issued, fully paid, and nonassessable. There are no preemptive rights to acquire Common Stock of Seller.

                                    Article 3
             Representations, Warranties and Covenants of Purchaser

     As an inducement to, and with the intent that Seller rely on the accuracy thereof, Purchaser represents, warrants and covenants as follows:

     3.1 Organization. If Purchaser is an entity, it is duly organized and validly existing under the laws of the jurisdiction of its organization. Purchaser has the requisite power and is duly authorized under all applicable laws, regulations and ordinances to acquire the Purchased Stock. The execution and delivery of this Agreement will not violate any provision of Purchaser's governing charter or any other contractual or legal obligation of Purchaser.

     3.2 Approval of Agreement. Purchaser has taken all action required by applicable law, its governing charter, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement is the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not required to obtain the authorization, approval, consent, or order of, or make a registration or filing, with any court or other regulatory or governmental body in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement, will not result in the breach of any term or provision of, constitute an event of default under, or require the consent or approval of any third-party pursuant to any material contract, agreement, or instrument to which Purchaser is a party or to which any of its properties or operations are subject.

     3.3 Information. The information concerning Purchaser provided to Seller in connection with this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     3.4 Risk Factors. Purchaser has been informed and fully understands that there are risks associated with purchasing the Purchased Stock, including without limitation those set forth in Article 4, which factors Purchaser has considered carefully before executing this Agreement.

     3.5 Purchaser's Financial Condition. Purchaser is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act. Purchaser is capable of bearing the economic risk and the burden of this investment, including, but not limited to, the possibility of the complete loss of the Purchase Price. Purchaser understands that there are substantial restrictions on the transferability of the Purchased Stock, which may make the liquidation of the Purchased Stock impossible for the immediate future.

     3.6 Disclosure. Purchaser has received copies of the Offering Materials. All documents requested by Purchaser have been made available for inspection and copying. Purchaser has been supplied with all of the additional information concerning the Purchased Stock and Seller that Purchaser has requested.

     3.7 No Registration. Purchaser acknowledges that the Shares are being issued without being registered under the Securities Act, or under any applicable securities acts. The Purchased Shares are being acquired by Purchaser for its own account, for investment (and not on behalf of, or with a view toward distribution to, any other person) under exemptions from the registration provisions of the Securities Act. Purchaser acknowledges that it must therefore hold the Purchased Shares indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and that Seller will place stop transfer instructions with respect to the Purchased Shares. Seller is under no obligation to register the Purchased Shares or take any other action which would make an exemption from registration available, and Seller is under no obligation to cause or permit the Purchased Shares to be transferred in the absence of such registration or an opinion satisfactory to Seller's counsel that an exemption is available.

     3.8 Exclusive Reliance on this Agreement; No Oral Representations. In making the decision to purchase the Purchased Stock, Purchaser has relied exclusively upon information provided by this Agreement, information in any books, records or documents of Seller provided by Seller to Buyer in connection with this Agreement, and any investigations made by Purchaser. Purchaser confirms that it is not relying upon any oral representations or statements made by Seller or by any other person in purchasing the Purchased Stock.

     3.9 Rule 144. Purchaser acknowledges that the Purchased Shares are restricted securities, as defined in Rule 144 under the Securities Act, that the Purchased Shares may not be resold in reliance on Rule 144 for at least one year after issuance, and that once the Purchased Shares are eligible for resale under Rule 144, they will be subject to certain resale restrictions contained in Rule 144, including volume limitations and restrictions on the manner of resale, until they have been held for two years as provided in Rule 144. If Purchaser is an affiliate of Seller for purposes of Rule 144, Purchaser understands that certain restrictions on resale would continue to apply under Rule 144 for so long as Purchaser is an affiliate.

     3.10 Legend. Purchaser acknowledges that the certificates representing the Purchased Shares will bear substantially the following legend until such legend can be removed under applicable securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENT OF THE ACT AND SUCH LAWS. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT, AND/OR THE LAWS OF CERTAIN STATES, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE HOLDER HAS PROVIDED THE COMPANY WITH A LEGAL OPINION ACCEPTABLE TO THE COMPANY TO THAT EFFECT.

     3.11 Further Actions. Purchaser shall execute and deliver to Seller, at or prior to the Closing, such further letters of representation, acknowledgment, suitability or the like, as Seller and its counsel may reasonably request in connection with Seller's reliance on exemptions from registration under Regulation D or any other securities laws.

     3.12 No Other Assurances. Seller and Purchaser acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

                                    Article 4
                                  Risk Factors

     Purchaser acknowledges that there are risks associated with purchasing the Purchased Stock, including without limitation, the following:

     4.1 Risk of Dilution. Certain events, such as the issuance by Seller of its equity securities, including Common Stock or other securities convertible into or exercisable for Common Stock, in connection with any financing, as part of the purchase price for any future acquisition of companies or technologies, as part of any employee compensation, stock purchase, or incentive program, pursuant to the exercise of warrants or stock options, or for any other corporate purpose, may result in immediate and substantial book value dilution.

     4.2 No Agency Approval. No federal or state agency has made any finding or determination as to the fairness for investment or made any recommendation or endorsement of the Purchased Stock.

     4.3 Acquisition Risks. The Company has pursued an aggressive growth strategy and expects to continue to evaluate and pursue potential strategic acquisitions. The success of this strategy depends upon the Company's ability to manage the risks associated with acquisitions. These risks include: (i) the ability of the Company to accurately assess the value, strengths and weaknesses of acquisition candidates, and to efficiently implement necessary changes at newly acquired subsidiaries; (ii) possible diversion of management attention from the Company's operations; and (iii) possible increased borrowings, disruption of product development cycles and dilution of earnings per share. For example, the Company's recent acquisition of Aeromet International plc ("Aeromet") has substantially expanded the Company's operations. The performance of Aeromet will have a significant impact on the Company's future financial results. In addition, Electronic Specialty Corporation ("ESC"), which the Company acquired in the fourth quarter of fiscal 1998, has incurred significant losses since its acquisition. The Company is currently investigating new product line opportunities and evaluating the feasibility of continuing older product lines at ESC. A failure to successfully implement the necessary changes at ESC could cause the Company to incur further losses.

     4.4 Management of Growth. The Company has experienced rapid growth from both operations and acquisitions that has placed and will continue to place significant demands on its managerial, administrative, financial and operational resources. For example, the Company's total number of employees increased from approximately 748 to over 1,200 upon consummation of the Aeromet acquisition, and the number of the Company's operating sites increased from five in the United States to a total of ten in the United States and the United Kingdom. To manage its growth effectively, the Company must continue to improve its operational, financial and other management processes and systems and continue to attract and retain highly skilled personnel.

     4.5 Foreign Operations. The acquisition of Aeromet subjects the Company to the risks of foreign operations. These risks include, among other things: (i) the Company's ability to effectively management an operation in the United Kingdom from Wenatchee, Washington; (ii) potential unfavorable changes in foreign government policies, regulations, tariffs, taxes and other trade barriers; and (iii) potential exchange controls and limitations on dividends or other payments to non-local companies, and devaluations and fluctuations in currency exchange rates.

     4.6 Significant Debt. The Company incurred substantial debt and payment obligations in order to finance the Aeromet acquisition and ongoing operations. Under some of the agreements governing its debt, the Company is subject to a number of significant covenants. Those covenants restrict a number of corporate activities, including the ability to incur additional indebtedness, prepay or amend debt, pay dividends, make investments, loans or advances, engage in acquisitions, mergers or consolidations, or make capital expenditures. The Company's future financial and operating performance will affect its ability to make payments on its debt. Since the Company's performance is affected by many factors, some of which are out of its control, although the Company does not currently anticipate difficulties in meeting its payment obligations, there is no assurance that the Company will have sufficient cash flow to make its debt payments when scheduled.

     4.7 Aerospace Industry Risks; Cyclicality. The Company operates in historically cyclical industries. The aerospace, defense and transportation industries are sensitive to general economic conditions and have been adversely affected by past recessions. For example, from 1990 to 1994 the aerospace industry experienced reduced demand for commercial aircraft, a decline in military spending and the postponement of overhaul and maintenance on existing aircraft. In past years, the aerospace industry has been adversely affected by a number of factors, including increased fuel and labor costs and intense price competition. Although the aerospace supply industry currently is enjoying favorable trends driven by strong growth in commercial aircraft demand, there is no assurance that such trends will continue or that general economic conditions will not lead to a downturn in demand for core components and products of the Company.

     4.8 Possible Need for Additional Capital. The Company believes that cash from operations, its U.S. and U.K. credit facilities, and this Offering will be sufficient to meet the Company's currently budgeted working capital requirements for at least the next 12 months. The Company's actual capital needs, however, will depend on many unpredictable factors, including: (i) actual revenue generated from operations; (ii) interest due on the Company's variable rate debt; (iii) capital expenditures required to remain competitive; and (iv) cash required for acquired companies, future acquisitions, and acquisition and financing transaction costs. As a result of these factors, the Company is unable to predict accurately the amount or timing of its future capital needs, if any. The Company's inability to obtain additional capital if and when needed could have a material adverse effect on its financial performance.

     4.9 Dependence on Key Management and Technical Personnel. The Company believes that its ability to successfully implement its business strategy and to operate profitably depends significantly on the continued employment of its senior management, led by its president, Donald A. Wright, and of significant technical personnel. The Company has a $3 million key man life insurance policy on the life of Mr. Wright. However, the Company's business and financial results could be materially adversely effected if Mr. Wright, other members of the senior management team, or significant technical personnel become unable or unwilling to continue in their present employment. In addition, the Company's growth and future success will depend in large part on its ability to attract and retain additional senior managers and highly skilled technical personnel. Competition for these types of employees is intense, and there is no assurance that the Company will be successful in attracting and retaining them.

     4.10 Technological Change; Development of New Products. The market for the Company's products is characterized by evolving technology and industry standards, changes in customer needs, adaptation of products to customer needs, and new product introductions. The Company's competitors may from time to time announce new products, enhancements or technologies that have the potential to replace or render the Company's existing products obsolete. The Company's success will depend on its ability to enhance its current products and develop new products to meet changing customer needs, and on its ability to achieve market acceptance of such products and anticipate or respond to evolving industry standards and other technological changes on a timely and cost-effective basis.

     4.11 Competition. The Company is subject to substantial competition in many of the markets that it serves. Many of these competitors represent substantial long-term competition, as they have greater financial resources, broader experience, better name recognition and more substantial marketing operations. The Company believes that its proprietary technology and manufacturing processes may give it a competitive advantage with respect to certain of its products. However, the Company expects that competitors will continue to develop new products. Products made by the Company may not be able to compete successfully if customers view the competing products as more effective or more economic.

     4.12 Availability and Cost of Materials. The Company generally has readily available sources of raw materials and supplies, and, where possible, maintains alternate sources of supply. However, shortages have occurred in the past and may occur in the future. The Company does not have fixed price contracts or arrangements for the raw materials and other supplies that it requires. In addition, Aeromet obtains approximately 70% of its titanium from one supplier and is subject to a lead time of approximately 80 weeks in ordering and obtaining titanium. Shortages of, or price increases for, titanium and other raw materials and supplies could have a material adverse effect on the ability of the Company to manufacture and sell its products in a timely and cost-effective manner.

     4.13 Proprietary Rights. The Company believes that its patents, patent applications, trade secrets, and other proprietary rights are important to its success and competitive position. Accordingly, the Company devotes substantial resources to the establishment and protection of its proprietary technology. However, these precautions may be inadequate to prevent others from imitating the Company's products, obtaining information that the Company regards as proprietary, developing technology that is the same as or similar to the Company's technology, asserting rights in the Company's proprietary rights, or claiming that the Company is infringing on the other's proprietary rights. In addition, the Company may sell their products in countries whose laws do not protect intellectual property rights to the same extent as U.S. law. The occurrence of any of these events could cause the Company to incur substantial litigation costs, and could have a material adverse effect on the Company's operations and financial performance.

     4.14 Product Liability. The Company is subject to the risk of product liability claims and lawsuits for harm caused by their products. The Company maintains product liability insurance. However, there is no assurance that this insurance will be sufficient to cover any claims that may arise.

     4.15 Environmental Matters. The Company's facilities are subject to U.S., U.K., state and local laws and regulations concerning solid waste disposal, hazardous materials generation, storage, use and disposal, air emissions, waste water discharge, employee health and other environmental matters (together, "Environmental Laws"). Proper waste disposal and environmental regulation are major considerations for the Company because a number of the metals, chemicals and other materials used in and resulting from its manufacturing processes are classified as hazardous substances and hazardous wastes. If permitting and other requirements of applicable Environmental Laws are not met, the Company could be liable for damages and for the costs of remedial actions and could also be subject to fines or other penalties, including revocation of permits needed to conducts its business. The Company has an ongoing program of monitoring and addressing environmental matters and from time to time in the ordinary course of business is required to address minor issues of noncompliance at its operating sites. Environmental Laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violations. As a generator of hazardous materials, the Company is subject to financial exposure with regard to its properties even if it fully complies with these laws. In addition, certain of the Company's facilities are located in industrial areas and have lengthy operating histories. As a consequence, it is possible that historical or neighboring activities have affected properties currently owned by the Company and that, as a result, additional environment issues may arise in the future, the precise nature of which the Company cannot now predict.

     4.16 Government Regulation. Certain of the Company's products are manufactured and sold under government contracts or subcontracts. As with all companies that provide products or services to government agencies, or government contractors, the Company is directly and indirectly subject to various rules, regulations and orders applicable to government contractors. Some of these regulations relate specifically to the vendor-vendee relationship with the government, such as the biding and pricing rules. Under regulations of this type, the Company must observe certain pricing restrictions, produce and maintain detailed accounting data, and meet various other requirements. The Company is also subject to many regulations affecting the conduct of its business generally. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts, or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds.

     4.17 Year 2000. The Company is developing and carrying out a comprehensive strategy for updating its information technology ("IT") systems and manufacturing systems for Year 2000 ("Y2K") compliance. The Company expects its Y2K assessment to be completed before the end of fiscal 1999, and internal compliance to be completed early in the next fiscal year. The Company is also identifying third parties with which it has a significant relationship that, in the event of a Y2K failure, could have a material impact on the Company's financial position or operating results. The effect on the Company of such a Y2K failure could range from a minor interruption in production or shipping, to a catastrophic extended loss of utility service resulting from interruptions at the point of power generation, long-line transmission, or local distribution to the Company's production facilities. Such an interruption could result in an inability to provide products to the Company's customers.

                                    Article 5
                                 Indemnification

     5.1 Indemnification by Purchaser. Purchaser will indemnify and hold harmless Seller and its directors, officers, agents and employees, and each person, if any, who controls Seller within the meaning of the Securities Act ("Affiliates"), from and against any and all claims, damages, expenses, liabilities, or actions ("Claims") to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with the investigation or defense of any Claims arising out of or based upon a misrepresentation or alleged misrepresentation of material fact contained in any application or statement filed with a governmental body by Seller or the omission or alleged omission of a material fact required to be stated therein, or necessary in order to make the statements made therein not misleading, but only insofar as any such misrepresentation or omission was made in reliance upon and in conformity with information furnished in writing by Purchaser. Purchaser agrees at any time upon the request of Seller to furnish a written letter or statement confirming the accuracy of any information provided to Seller by Purchaser. This Section 5.1 shall remain operative and in full force and effect, regardless of any investigation, made by or on behalf of Seller and shall survive the consummation of the transactions contemplated by this Agreement.

     5.2 Indemnification by Seller. Seller will indemnify and hold harmless Purchaser and its Affiliates from and against any Claims to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with the investigation or defense of any Claims arising out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any proxy statement, report, application or statement filed with a governmental body by Purchaser, or arising out of or are based upon the omission or alleged omission of a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Seller expressly for use therein. Seller agrees at any time upon the request of Purchaser to furnish to it a written letter or statement confirming the accuracy of the information with respect to Seller contained in any document referred to in this Section 5.2.

                                    Article 6
                       Conditions Precedent to Obligations

     The obligations of each party to this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties made by each party in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and such party shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such party prior to or at the Closing.

     6.2 Other Items. Each party shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as the other party may reasonably request.

                                    Article 7
                               General Provisions

     7.1 Amendment or Waiver. Every right and remedy provided in this Agreement shall be cumulative with every other right and remedy, whether conferred in this Agreement, at law, or in equity, and may be enforced concurrently with any right conferred by this Agreement, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by the parties, with respect to any of the terms contained in this Agreement, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     7.2 Attorneys' Fees. In the event any party institutes and prevails in any action or suit to enforce this Agreement or to secure relief from any default under or breach of this Agreement, the defaulting or breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including without limitation reasonable attorneys' fees incurred in connection with such dispute and in enforcing or collecting any judgment rendered pursuant to such dispute.

     7.3 Governing Law. This Agreement shall in all respects, including all matters of construction, validity, and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without reference to any rules governing conflicts of laws.

     7.4 No Brokers. Purchaser and Seller agree that no third person, except for Marcel Huber, has in any way brought the parties together or been instrumental in the negotiation, execution, or consummation of this Agreement. Purchaser and Seller each agree to indemnify the other against any claim by any third person, other than Marcel Huber, for any commission, brokerage, finders fee, or other payment with respect to this Agreement or the transactions contemplated hereby based upon any alleged agreement or understanding between such party and such third person, whether expressed or implied, arising from the actions of such party. The covenants set forth in this Section 7.4 shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement.

     7.5 No Public Announcement. Neither of the parties to this Agreement shall, without the approval of the other party, make any press release or

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
other public announcement concerning the transactions contemplated by this Agreement (a) in the United States, or (b) outside the United States, unless that party has first provided a copy of such press release or public announcement to the other party at least five days prior to release. However, nothing contained in this Agreement shall prohibit any party from making any public disclosure or announcement which is required by law or shall prohibit Seller from making a public announcement on or after the Closing Date with respect to the completion of the offering.

     7.6 Notices. All notices, demands, requests, or other communications required or authorized under this Agreement shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent by overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

          If to Seller, to:       PACIFIC AEROSPACE & ELECTRONICS, INC.
                                  Attention:  Donald A. Wright
                                  President and Chief Executive Officer
                                  430 Olds Station Road
                                  Wenatchee, Washington 98801
                                  Facsimile Transmission: (509) 667-9696
                                  Telephone: (509) 667-9600

          If to Purchaser:        To the address, telephone or facsimile numbers
                                  set forth on the signature page or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder.

     Any such notice, demand, request, or other communication shall be deemed to have been given as of the date personally delivered or on the first business day after a legible copy sent by facsimile transmission is received, three days after the date mailed by registered or certified mail, or on the first business day after the date sent by overnight delivery.

     7.7 Survival; Liability. The representations, warranties, and covenants of the respective parties as set forth in this Agreement shall survive the Closing and consummation of the transactions contemplated by this Agreement for a period of two years from the date of this Agreement. Seller's cumulative liability to Purchaser for breaches of this Agreement shall not exceed the Purchase Price.

     7.8 Third-Party Beneficiaries. This Agreement is solely between Seller and Purchaser, and no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

     7.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     7.10 Entire Agreement. This Agreement, together with the documents to be delivered pursuant to this Agreement, represents the entire agreement between the parties relating to the subject matter of this Agreement. There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth in this Agreement.

Executed as of the date first set forth above.

                                       SELLER:

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By:
                                           -------------------------------------
                                           Donald A. Wright
                                           President and CEO


                                       PURCHASER:

                                       -----------------------------------------


                                       By:
                                           -------------------------------------
                                           Its:
                                                --------------------------------

                                       Purchaser's Address:

                                       -----------------------------------------


                                       -----------------------------------------


                                       -----------------------------------------

                                       Attention:
                                                  ------------------------------
                                       Facsimile Transmission:
                                                               -----------------
                                       Telephone:
                                                  ------------------------------

                                       Exact Name(s) for Certificate:

                                       -----------------------------------------

                                       -----------------------------------------

                                       Address for Certificate Delivery:

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------


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